                                                                   EXHIBIT 10.66

                               TRANSFER AGREEMENT

     This TRANSFER AGREEMENT (this "Agreement"), dated October __, 1999, by and among Sabratek Corporation, a Delaware corporation (the "Seller"), Strategic Reimbursement Services, Inc., an Illinois corporation ("SRS"), Gienko and Associates, Inc., a Delaware corporation (the "Buyer"), and each of the former stockholders of SRS other than Phillip Mitchell (the "Former Stockholders"). The Former Stockholders own all of the capital stock of the Buyer. The Seller owns all of the capital stock of SRS. The Seller as the parent of SRS shall cause SRS to perform its obligations under this Agreement to among other things transfer to the Buyer the SRS Assets; Sabratek Corporation is referred to herein as the "Seller" for convenience purposes.

     Reference is made to that certain Agreement of Merger, dated as of June 29, 1999 (the "Merger Agreement"), by and among the Seller, a wholly-owned subsidiary of the Seller and SRS. The closing under the Merger Agreement occurred on June 29, 1999. As part of the consideration for the acquisition of SRS by the Seller under the Merger Agreement, the Seller pursuant to a Registration Rights Agreement, dated June 29, 1999, by and among the Seller and the Former Stockholders (the "Registration Rights Agreement"), agreed to use its reasonable best efforts to register certain shares of its capital stock.

     This Agreement relates to, among other things, the sale by the Seller to the Buyer of certain of the assets of SRS and the assumption by the Buyer of certain of the liabilities of SRS.

     The parties hereto acknowledge and agree that the consideration being provided for the assets of SRS pursuant to this Agreement is fair and reasonable and represents the fair market value for the assets transferred. The parties recognize that the assets of SRS are worth substantially less than at the time of the closing of the Merger Agreement for a number of reasons. Such reasons include, but are not limited to, the following: (i) the association of SRS with the Seller (due in turn in part to the inability of the Seller to timely meet its financial reporting requirements); (ii) the employment agreements entered into pursuant to the Merger Agreement between the key officers and employees of SRS and SRS are contended to be void and unenforceable by the Former Stockholders as a result of certain actions of the Seller and its officers, directors and agents alleged by the Former Stockholders to be improper, and there is risk that the relationships and goodwill developed by such key officers and employees (which such relationships provide substantial benefits to SRS, including without limitation enhancing the collectibility of the accounts receivable and work in progress of SRS) will cease to exist; and (iii) the Seller has explored the possibility and does not believe that it will be able to find a buyer to acquire SRS at a price in excess of that being paid pursuant to this Agreement.

     The Seller has informed the Former Stockholders that the Seller is engaged in an effort to restructure and that the transactions contemplated by this Agreement will assist the Seller in such restructuring effort.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Buyer, the Seller and the Former Stockholders agree as follows:

1. Transfer of SRS Assets to the Buyer. On and subject to the terms and conditions of this Agreement, the Seller hereby agrees to cause SRS to sell, transfer and convey to the Buyer the SRS Assets (as hereinafter defined) at the Closing for a purchase price of $2.0 million by wire transfer of immediately available funds (the "Purchase Price") plus the additional consideration contemplated by this Agreement and the letter agreement of even date herewith by and among the Seller and the Former Stockholders. The Buyer and the Seller acknowledge that the consent of LaSalle Bank National Association ("LaSalle") is a condition precedent to the obligations of the Seller and the Buyer hereunder. "SRS Assets" means all right, title and interest in and to all of the assets of SRS, including but not limited to all of its (a) leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories and supplies, furniture and automobiles), (c) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases and rights thereunder, (e) agreements, contracts (including without limitation the Release Agreement dated June 29, 1999 by and among SRS and the former stockholders of SRS and all employment contracts of SRS), instruments, security interests, guaranties and other similar arrangements and rights thereunder, (f) accounts, notes and other receivables and work in process, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of taxes), (h) approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies, (i) books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, (j) rights in and with respect to the assets associated with its employee pension and welfare benefit plans and the sponsorship thereof and (k) all cash, cash equivalents and bank accounts; provided, however, that the SRS Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of SRS as a corporation,
     (ii) an undivided interest in the amount of $1 million in the accounts receivable of SRS as contemplated by Section 3 (the "Retained A/R Rights"), (iii) an undivided interest in the amount of $1 million in the contingent rights to payment of SRS as contemplated by Section 3 (the "Retained Work in Process Rights")



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     or (iv) the name "Strategic Reimbursement Services" and any related intellectual property rights associated with such name.

2. Assumption and Reimbursement of Certain Liabilities of SRS by the Buyer. On and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for all of the following liabilities of SRS at the Closing: (i) all liabilities and obligations as of June 29, 1999 (whether such liabilities or obligations are known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), (ii) all liabilities and obligations (whether such liabilities or obligations are known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) relating to or arising directly or indirectly from any act or omission of any Former Stockholder subsequent to June 29, 1999 and (iii) any liability or obligation arising in the ordinary course of business of SRS subsequent to June 29, 1999 (other than with respect to income taxes) not related to or arising directly or indirectly from any act of or failure to act by Sabratek or any of its directors, officers, agents, employees or independent contractors or arising as a matter of law due to the relationship of SRS being affiliated with Sabratek and its directors and officers, including but not limited to (a) all liabilities of SRS for payroll taxes related to any period prior to the Closing, (b) all liabilities and obligations with respect to employees of SRS (other than employees of SRS who are also employees of Sabratek or any of its subsidiaries other than SRS), including liabilities under its employee pension and welfare benefit plans or arrangements, and including COBRA continuation coverage for any SRS employee or former employee, and any other of such that may arise in connection with the transactions contemplated by this Agreement and the employment non-employment by the Buyer of the employees of SRS, (c) all liabilities and obligations of SRS under the agreements, contracts, leases, licenses and other arrangements of SRS which are part of the SRS Assets and (d) all obligations of SRS to indemnify any person (other than the directors and officers of SRS who are also directors or officers of Sabratek) by reason of the fact that such person was a director, officer, employee or agent of SRS or was serving at the request of SRS as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise) (the "SRS Liabilities"). The parties acknowledge and agree that the Buyer is not assuming any liabilities other than those expressly contemplated above, including without limitation any debts, obligations or liabilities of Sabratek or its officers, directors, agents or employees.

3. Payment of Retained Work in Process and A/R Rights to the Seller. The rights of the Seller (through SRS) with respect to the Retained Work in Process Rights and the Retained A/R Rights shall be as provided in this Section. After the Closing, the Buyer shall collect all (i)

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     SRS accounts receivable acquired by it at the Closing (the "Closing
     A/R") and (ii) SRS contingent rights to payment for services rendered by SRS acquired by it at the Closing and the accounts receivable into which such may in time mature (the "Closing Work in Process") as promptly as practicable in the ordinary course of business. The Seller shall have the right to receive one-half of all Closing A/R collected by the Buyer after the Closing (including without limitation as a result of the sale or factoring of such assets), and such amounts shall be paid by the Buyer to the Seller by wire transfer of immediately available funds on a weekly basis (that is, all such amounts collected by the Buyer with respect to any particular week shall be payable by the Buyer to the Seller on or prior to the Friday of the immediately subsequent week); provided that the maximum amount that shall be paid by the Buyer to the Seller with respect to the Closing A/R shall be $1 million, and thereupon the Retained A/R Right of the Seller shall be fully satisfied. The Seller shall also have the right to receive one-half of all Closing Work in Process collected by the Buyer after the Closing (including without limitation as a result of the sale or factoring of such assets), and such amounts shall be paid by the Buyer to the Seller by wire transfer of immediately available funds on a weekly basis (that is, all such amounts collected by the Buyer with respect to any particular week shall be payable by the Buyer to the Seller on or prior to the Friday of the immediately subsequent week); provided that the maximum amount that shall be paid by the Buyer to the Seller with respect to the Closing Work in Process shall be $1 million, and thereupon the Retained Work in Process Right of the Seller shall be fully satisfied. If any payment is made to the Seller or SRS which is attributable to the Closing A/R or the Closing Work in Process, the Seller or SRS as the case may be shall hold such payment in trust for the Buyer and shall promptly remit such payment to the Buyer. The Buyer will for the purpose of a reasonable inquiry (i) make available to the Seller and its agents, attorneys and accountants upon reasonable advance notice all records and work papers necessary to verify the Closing Work in Process and the Closing A/R collected by the Buyer from time to time subsequent to the Closing and (ii) allow the Seller and its agents, attorneys and accountants upon reasonable advance notice to interview any Buyer personnel significantly involved in the collection of Closing Work in Process and Closing A/R to verify the compliance of the Buyer with this Section; provided that the above specified rights of the Seller shall terminate upon the satisfaction in full of the Retained Work in Process Right and the Retained A/R Right.

4. Temporary Right to Use SRS Name. For a period of 90 days subsequent to the Closing, the Seller hereby grants to the Buyer the right to use (in accordance with the past custom and practice of SRS) the name "Strategic Reimbursement Services" for no consideration in addition to the consideration being paid by the Buyer to the Seller pursuant to this Agreement. In addition, the Buyer shall have the right to endorse the name "Strategic Reimbursement Services, Inc." upon any checks or other instruments of payment received by it relating to the collection of Closing A/R and Closing Work in Process, until such are collected.


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5.   True-Up on Sabratek Stock Payable to the Seller.  Upon the sale of any
     Sabratek Merger Stock (as hereinafter defined) by any of the Former Stockholders at any time subsequent to the Closing, such Former Stockholder shall pay to the Seller by wire transfer of immediately available funds (within 2 business days of the date of receipt of consideration for the respective sale) an amount equal to the product of (x) 0.50 multiplied by (y) the excess (if any) of the net sales proceeds (that is, the gross sales proceeds reduced by any incurred brokers fees and other sale costs) with respect to each share of Sabratek Merger Stock over $6.00 per share. "Sabratek Merger Stock" means the shares of Sabratek common stock issued to the Former Stockholders pursuant to the Merger Agreement. Each Former Stockholder represents and warrants to the Seller that prior to the date of this Agreement and the Closing he has not sold, transferred or assigned any Sabratek Merger Stock or any interest therein. Each Former Stockholder will make available to the Seller and its agents, attorneys and accountants upon reasonable advance notice all records and work papers necessary to verify the trading activity of such Former Stockholder of Sabratek Merger Stock and the related gross sales proceeds; provided that this right of the Seller shall terminate with respect to a Former Stockholder 30 days after delivery of written notice to the Seller of the sale by such Former Stockholder of all of his Sabratek Merger Stock. Each Former Stockholder agrees not to sell or transfer any Sabratek Merger Stock for less than fair market value.

6. Seller Representations. The Seller represents and warrants to the Buyer as follows:

     (a) (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) the execution, delivery and performance by the Seller of this Agreement and the other documents and instruments executed and delivered by the Seller in connection with this Agreement have been duly authorized by its board of directors, (iii) the Seller has all necessary corporate power and authority to consummate the transactions contemplated by this Agreement, (iv) this Agreement and the other documents and instruments executed and delivered by the Seller in connection with this Agreement have been duly executed and delivered by the Seller, (v) this Agreement and all other documents and instruments executed and delivered by the Seller in connection with this Agreement constitute the valid and binding obligations of the Seller, legally enforceable against the Seller in accordance with their respective terms and (vi) the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (b) Neither the execution and the delivery of this Agreement or of any other document or instrument contemplated hereby to which the Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (x) violate

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
           any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, cause the creation or imposition of any security interest or lien, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which its assets is subject, except that the consent of LaSalle is required to the sale of the SRS Assets to the Buyer. The consent of LaSalle to the sale of the SRS Assets to the Buyer is indicated by its signature to this Agreement.

     (c) Except for the security interest held by LaSalle and except for any exceptions disclosed in the Target Disclosure Schedule (as defined in the Merger Agreement), to the knowledge of the Seller, SRS owns good and marketable title, free and clear of all Liens (as hereinafter defined), to the SRS Assets. "Liens" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, easement, option, other lien, debt or claim of any kind.

7. Buyer Representations. The Buyer and the Former Stockholders represent and warrant to the Seller as follows:

     (a) (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) the execution, delivery and performance by the Buyer of this Agreement and the other documents and instruments executed and delivered by the Buyer in connection with this Agreement have been duly authorized by its board of directors, (iii) the Buyer has all necessary corporate power and authority to consummate the transactions contemplated by this Agreement, (iv) this Agreement and the other documents and instruments executed and delivered by the Buyer in connection with this Agreement have been duly executed and delivered by the Buyer, (v) this Agreement and all other documents and instruments executed and delivered by the Buyer in connection with this Agreement constitute the valid and binding obligations of the Buyer, legally enforceable against the Buyer in accordance with their respective terms and (vi) the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     (b) Neither the execution and delivery of this Agreement or of any other document or instrument contemplated hereby to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will (x) violate any constitution,

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           statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

8. Representations and Warranties of the Former Stockholders. Each of the Former Stockholders represents to the Seller (for himself only and not for any of the other Former Stockholders) as follows: (i) such Former Stockholder has full capacity, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments entered into in connection herewith by such Stockholder; and (ii) this Agreement and the other documents and instruments entered into in connection herewith by such Stockholder has been duly executed and delivered by such Former Stockholder and constitutes the legal, valid and binding obligations of such Former Stockholder, enforceable against such Former Stockholder in accordance with its terms. The Former Stockholders represent that they have offered in writing and verbally on a number of occasions to Phillip Mitchell or through his attorney the opportunity to participate in the transactions contemplated by this Agreement on terms comparable to those obtained by the Former Stockholders.

9. Closing. The closing under this Agreement is taking place simultaneously with the execution and delivery by the parties of this Agreement (the "Closing"). At the Closing, (i) a warranty bill of sale with respect to the transfer of the SRS Assets to the Buyer is being executed and delivered by the Seller, (ii) an assumption agreement relating to the SRS Liabilities which are being assumed by the Buyer is being executed and delivered by the Buyer and the Seller, (iii) each Former Stockholder is resigning from each position as a director and officer of SRS by executing this Agreement (and such resignations shall be effective as of the Closing) and (iv) a wire transfer of immediately available funds in the amount of the Purchase Price is being made by the Buyer to the Seller. The parties also contemplate that all of the employees of SRS immediately prior to the Closing (other than such who are also employees of Sabratek and its affiliates other than SRS) will resign as employees of SRS and become employees of the Buyer at the Closing. In connection with this Agreement and the transactions contemplated hereby, each of the parties shall comply with all applicable laws.

10. Agreements of LaSalle. LaSalle hereby (i) agrees to and does irrevocably consent to the sale of the SRS Assets to the Buyer pursuant to this Agreement, (ii) agrees to and does irrevocably release any and all Liens it holds or in which it has any interest on or with respect

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
     to the SRS Assets and (iii) agrees and covenants that it will, as soon as practicable after the Closing, deliver to the Buyer appropriate UCC termination statements and other release documents reasonably requested by the Buyer relating to the SRS Assets.

11. Power of Attorney. The Seller and SRS hereby grant to the Buyer an irrevocable power of attorney coupled with an interest to (i) endorse checks in the name of SRS with respect to any SRS Asset and (ii) bill, collect and if necessary initiate and prosecute legal actions to collect work in process and accounts receivable which are part of the SRS Assets in the name of SRS to effectuate Section 3 of this Agreement.

12. Financial Information. The Buyer and each of the Former Stockholders shall make available from time to time subsequent to the Closing to the Seller and its agents, attorneys and accountants upon reasonable advance notice (i) all records and work papers reasonably necessary for the Seller to prepare its quarterly and annual financial statements as such relate to SRS and (ii) all Buyer employees and agents (including without limitation Steve Salutric) and all information such persons may possess to the extent reasonably necessary for the Seller to prepare its quarterly and annual financial statements as such relate to SRS.

13. Subsequent Assistance. The Seller hereby agrees that it will from time to time after the Closing, at the request of the Buyer and without further consideration, execute and deliver to the Buyer such agreements of conveyance, assignment or transfer as the Buyer reasonably may require in order to more effectively convey, transfer to and vest in the Buyer, and put the Buyer in possession of, the SRS Assets. The Buyer hereby agrees that it will from time to time after the Closing, at the request of the Seller and without further consideration, execute and deliver to the Seller such agreements or instruments as the Seller reasonably may require in order to more effectively consummate the obligations of the Buyer under this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

15. Entire Agreement. This Agreement (including the letter agreement between the Seller and the Former Stockholders of even date herewith) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

16. Succession. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.



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
17. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together will constitute one and the same agreement.

18. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the intended recipient at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

              If to the Seller:

              Sabratek Corporation
              8111 North St. Louis Avenue
              Skokie, Illinois 60076
              Attention: CEO
              Fax: (847) 720-2330

              Copy to:

              Kirkland & Ellis
              200 E. Randolph Drive
              Chicago, Illinois 60601
              Attn: Carter W. Emerson, P.C.
              Fax: (312) 861-2200

              If to the Buyer:

              Gienko and Associates, Inc.
              5 Trenton Court
              South Barrington, Illinois 60010
              Attention: Robert C. Gienko


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
                  Copy to:

                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  233 South Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Kenneth G. Kolmin
                  Facsimile:        (312) 876-7934

                  If to a Former Stockholder:

                  c/o Gienko and Associates, Inc.
                  5 Trenton Court
                  South Barrington, Illinois 60010

20. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

21. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

22. Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby.

23. Confidentiality. Neither the Buyer nor any of the Former Stockholders will disclose to any third party any information with respect to the terms of this Agreement, the letter agreement between the Seller and the Former Stockholders of even date herewith or the Registration Rights Agreement, except (i) upon the prior written consent of the other parties to this Agreement, (ii) as may be required by law or in connection with any legal proceeding conducted with respect to this Agreement or (iii) for information which is publicly known through no wrongful act or breach of obligation of confidentiality. The foregoing notwithstanding, the Former Stockholders and/or the Buyer may disclose the fact that the Buyer has acquired substantially all of the assets of SRS and assumed certain of its liabilites pursuant to this Agreement.

24. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.





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
     IN WITNESS WHEREOF, this Transfer Agreement is duly executed and delivered on the date first above written.

                              SABRATEK CORPORATION


                              By:  /s/ Joseph Marshall
                                 -------------------------------------

                              Its: Acting Chief Executive Officer
                                  ------------------------------------


                              STRATEGIC REIMBURSEMENT SERVICES, INC.


                              By:  /s/ Joseph Marshall
                                 -------------------------------------

                              Its: Vice President
                                  ------------------------------------


                              GIENKO AND ASSOCIATES, INC.

                              By:  /s/ Robert Gienko
                                 -------------------------------------

                              Its: President
                                 -------------------------------------

                              FORMER STOCKHOLDERS:

                              /s/ Robert C. Gienko
                              ----------------------------------------
                              Signature
                              Printed Name: Robert C. Gienko

                              /s/ Mark Pugh
                              ----------------------------------------
                              Signature
                              Printed Name: Mark Pugh

                              /s/ Steve Fagerman
                              ----------------------------------------
                              Signature
                              Printed Name: Steve Fagerman

                              /s/ Kenneth Janowski
                              ----------------------------------------
                              Signature
                              Printed Name: Kenneth Janowski





Solely for purposes of consenting to Section 10 of the Transfer Agreement:

LASALLE BANK NATIONAL ASSOCIATION

By:  /s/ David Shapiro
   ---------------------------------------
Its: Vice President
    --------------------------------------



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